Schedule 13G                                                        page 1 of 5
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 21)*

                                Castle AM & Co
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 148411 10 1
                ---------------------------------------------
                                 (CUSIP Number)


 -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 5

CUSIP No. 148411 10 1
--------------------------------------------------------------------------------
1. Name of Reporting Persons, I.R.S. Identification Nos. of above persons (entities only).

       (a) U.S. Trust Corporation*                                   13-2927955
       (b) United States Trust Company of New York                   13-5459866

--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [ ]
       (b) [ ]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       New York
--------------------------------------------------------------------------------
                    5.  Sole Voting Power
       NUMBER OF
        SHARES      ------------------------------------------------------------
     BENEFICIALLY   6.  Shared Voting Power
       OWNED BY
         EACH                 782,658
       REPORTING    ------------------------------------------------------------
        PERSON      7.  Sole Dispositive Power
         WITH
                    ------------------------------------------------------------
                    8.  Shared Dispositive Power

                               Same
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person

                               Same

--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
       (See Instructions)


--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (11)

            5.54
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

       #1(a) - HC
       #1(b) - BK
--------------------------------------------------------------------------------
       * - U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other any information and/or power with respect to either the voting and/or disposition of the securities reported by each.

Schedule 13G                                                         Page 3 of 5


ITEM 1.

     (a)  Name of Issuer

          Castle AM & Co.

     (b)  Address of Issuer's Principal Executive Offices

          3400 N. Wolf Rd
          Franklin Park, IL 60131

ITEM 2.

     (a)  Name of Person Filing

          U.S. Trust Corporation
          United States Trust Company of New York

     (b)  Address of Principal Business Office or, if none, Residence

          114 W 47 Street
          NY, NY 10036

     (c)  Citizenship

          U.S.

     (d)  Title of Class of Securities

          Common

     (e)  CUSIP Number

          148411 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [X] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] An investment advisor in accordance with Section
              240.13d-1(b)(1)(ii)(E);

     (f)  [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

     (g)  [X] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                                                     Page 4 of 5
ITEM 4. OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See #6, p. 2

     (b)  Percent of class:

          See #11, p. 2

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote ________

          (ii)  Shared power to vote or to direct the vote

                Same

          (iii) Sole power to dispose or to direct the disposition of ________

          (iv)  Shared power to dispose or to direct the disposition of

                Same

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

Schedule 13G                                                         Page 5 of 5

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/12/02
                               -------------------------------------------------
                                                   Date


                                          /s/ Joseph A. Tricarico
                               -------------------------------------------------
                                                  Signature

                               Authorized Agent/Vice President and Trust Counsel
                               -------------------------------------------------
                                                  Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)